Exhibit 99.1

Stephanie Anderson Forest
972-281-1389
stephanie.a.forest@kcc.com

Kimberly-Clark Elects Fabian T. Garcia to its Board of Directors

DALLAS, TX (June 15, 2011) — Kimberly-Clark Corporation (NYSE: KMB) today announced that Fabian T. Garcia, chief operating officer, Global Innovation and Growth, & Europe for Colgate-Palmolive Company, was elected to its board of directors, effective September 1, 2011.
Mr. Garcia, 51, joined Colgate-Palmolive, a leading global consumer products company, in 2003. Since then, he has held several progressive leadership positions including president, Colgate Greater Asia, and executive vice president and president, Latin American and Global Sustainability. Prior to joining Colgate, Mr. Garcia was senior vice president of International Operations at the Timberland Company. Before that, Mr. Garcia served as president, Chanel Asia Pacific Pte Limited, Chanel S.A., and also in a variety of roles of increasing responsibility at The Procter & Gamble Company.
“Fabian will be a great addition to our board given his broad range of multi-cultural experiences and strong leadership capabilities,” said Craig Sullivan, chair of the Nominating and Corporate Governance Committee of Kimberly-Clark’s board of directors and retired chairman and chief executive officer of The Clorox Company.
Thomas J. Falk, chairman and chief executive officer of Kimberly-Clark, said “Fabian has a strong track record of brand building and delivering results. This experience, combined with his strong international background, will greatly benefit our company.”
Mr. Garcia earned his Bachelor’s Degree in Chemical Engineering from Simon Bolivar University.

About Kimberly-Clark

Kimberly-Clark and its well-known global brands are an indispensable part of life for people in more than 150 countries.  Every day, 1.3 billion people - nearly a quarter of the world's population - trust K-C brands and the solutions they provide to enhance their health, hygiene and well-being. With brands such as Kleenex, Scott, Huggies, Pull-Ups, Kotex and Depend, Kimberly-Clark holds No. 1 or No. 2 share positions in more than 80 countries.  To keep up with the latest K-C news and to learn more about the company's 139-year history of innovation, visit www.kimberly-clark.com.